Exhibit 99.1

UNITED REFINING COMPANY ANNOUNCES FIRST QUARTER 2009

OPERATING RESULTS

Warren, PA. January 20/PRNewswire/—United Refining Company, a leading regional refiner and marketer of petroleum products announces operating results for the first fiscal quarter ended November 30, 2008.

Net sales for the three months ended November 30, 2008 and November 30, 2007 were $770.5 million and $693.6 million, respectively. This was an increase of $76.9 million or 11.1% over the comparable quarter for the prior year. Increases in net sales for the quarter were due primarily to increases in selling prices.

Operating loss for the three months ended November 30, 2008 was $91.5 million, a decrease of $120.6 million from operating income of $29.1 million for the quarter ended November 30, 2007. The operating loss for the current reporting period was primarily the result of negative margins due to the rapidly declining prices for crude and petroleum products. The Company purchases crude oil approximately one month in advance of its delivery to the refinery for processing into refined products. This “lag” effect creates negative margins in a declining market.

Net loss for the three months ended November 30, 2008 was $59.6 million, a decrease of $73.0 million from net income of $13.4 million for the quarter ended November 30, 2007.

Because of the extreme volatility in the oil markets, it is important to understand the LIFO/FIFO impact. We have historically recorded LIFO inventory on a year-end basis and utilized FIFO inventory valuations in our non year-end quarterly financial statements. In the fourth quarter of fiscal 2008, the Company recorded a non-cash LIFO charge of $90.1 million. If we had utilized the same LIFO methodology for this first quarter of 2009 by using quantities and prices as of November 30, 2008 quarter end, which are not necessarily indicative of the actual quantities and prices which will exist at our August 31, 2009 fiscal year-end, we would have recognized a non-cash LIFO gain of $108.2 million. This would have resulted in an EBITDA of $22.5 million and Net Income of $4.2 million.

The liquidity position of the Company remains strong. As of November 30, 2008, the Company’s working capital was $132.6 million and the current ratio was 2.2. Borrowings on the Bank Revolving Credit facility at November 30, 2008 were $19.0 million with unused availability of $110.6 million. As of January 20, 2009, there are no borrowings on the $130.0 million Credit facility and the Company has full access to it.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the three months ended November 30, 2008 decreased $122.8 million to $(85.6) million from $37.2 million for the three months ended November 30, 2007. United Refining Company uses the term EBITDA or Earnings Before Interest, Income Taxes, Depreciation and Amortization, which is a term not defined under United States Generally Accepted Accounting Principles. The Company uses this term because it is a widely accepted financial indicator utilized to analyze and compare companies on the basis of operating performance and is used to calculate certain debt coverage ratios included in several of the Company’s debt agreements. See reconciliation of EBITDA to net income in footnote (1) in table set forth below. The reconciliation of EBITDA also includes a Pro Forma adjustment for LIFO to calculate Adjusted EBITDA. The Company’s method of computation of EBITDA may or may not be comparable to other similarly titled measures used by other companies.

UNITED REFINING COMPANY

(dollars in thousands)

	Three Months Ended
	November 30, 2008	November 30, 2007
Net Sales	$770,471	$693,568
Operating (loss) Income	$(91,531)	$29,075
Net (loss) Income	$(59,637)	$13,413

EBITDA (1)	$(85,635)	$37,215
Adjusted EBITDA	$22,539	$20,613

(1)	EBITDA Reconciliation:

UNITED REFINING COMPANY

(dollars in thousands)

	Three Months Ended
	November 30, 2008	November 30, 2007
Net (loss) Income	$(59,637)	$13,413
Interest Expense	9,412	9,103
Income Tax (Benefit) Expense	(41,448)	9,321
Depreciation	4,119	4,039
Amortization	1,919	1,339

EBITDA	$(85,635)	$37,215
Pro Forma LIFO Adjustment	$108,174	(16,602)

Adjusted EBITDA	$22,539	$20,613

United operates a 70,000 bpd refinery in Warren, Pennsylvania. In addition to its wholesale markets, the Company also operates 369 Kwik Fill® / Red Apple® and Country Fair® retail gasoline and convenience stores located primarily in western New York and western Pennsylvania.

Certain statements contained in this release are forward looking, such as statements regarding the Company’s plans and strategies or future financial performance. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge, investors and prospective investors are cautioned that such statements are only projections and that actual events or results may differ materially from those expressed in any such forward-looking statements. In addition, the Company’s actual consolidated quarterly or annual operating results have been affected in the past, or could be affected in the future, by additional factors, including, without limitation, general economic, business and market conditions; environmental, tax and tobacco legislation or regulation; volatility of gasoline prices, margins and supplies; merchandising margins; customer traffic, weather conditions; labor costs and the level of capital expenditures.

Company Contact: James E. Murphy, Chief Financial Officer Telephone: (814) 723-1500.